UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2013

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation	23-2758192
(Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151

1-32944	PPL Energy Supply, LLC	23-3074920
(Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On September 26, 2013, PPL Montana, LLC, a wholly owned indirect subsidiary of PPL Energy Supply, LLC, a wholly owned indirect subsidiary of PPL Corporation (the “Company”), executed a definitive agreement to sell each of the following hydroelectric generating facilities, all of which are located in the State of Montana, and certain facilities and other assets associated therewith and ancillary thereto: (i) Hebgen Lake storage reservoir; (ii) Madison Dam hydroelectric generating facility; (iii) Hauser Dam hydroelectric generating facility; (iv) Holter Dam hydroelectric generating facility; (v) Black Eagle Dam hydroelectric generating facility; (vi) Rainbow Dam hydroelectric generating facility; (vii) Cochrane Dam hydroelectric generating facility; (viii) Ryan Dam hydroelectric generating facility; (ix) Morony Dam hydroelectric generating facility; (x) Kerr Dam hydroelectric generating facility; (xi) Thompson Falls Dam hydroelectric generating facility; and (xii) Mystic Dam hydroelectric generating facility (collectively, the “Facilities”) for approximately $900 million in cash, subject to customary financial and other adjustments. The transaction is expected to close in the second half of 2014, subject to customary closing conditions including approval by the Federal Energy Regulatory Commission (“FERC”) and the Montana Public Service Commission. The purchase and sale agreement contains representations and warranties, covenants, indemnification provisions and closing adjustments that are typical for this type of transaction.

The summary of the purchase and sale agreement does not purport to be complete, and is qualified in its entirety by reference to the purchase and sale agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On September 26, 2013, PPL Montana, LLC, a wholly owned indirect subsidiary of PPL Energy Supply, LLC, a wholly owned indirect subsidiary of the Company, executed four definitive agreements (the “Lease Termination Agreements”) and pursuant to such agreements, agreed to acquire, for approximately $271 million in cash, partial interests in the Colstrip coal-fired electric generation facility (“Colstrip”) – more specifically, a 50% undivided interest in Colstrip Units 1 and 2, a 30% undivided interest in Colstrip Unit 3, and a corresponding undivided interest in facilities common to Colstrip Units 1, 2, 3 and 4 (collectively, the “Interests”). The Interests are currently held by three owner lessors, Montana OL1 LLC, Montana OL3 LLC and Montana OL4 LLC (the “Owner Lessors”) pursuant to four, parallel sale-leaseback arrangements (collectively, the “Sale Leaseback”) associated with the Interests, including two Facility Lease Agreements between PPL Montana, LLC and Montana OL1 LLC, the Facility Lease Agreement (BA 1/2) between PPL Montana, LLC and Montana OL3, LLC and the Facility Lease Agreement (BA 3) between PPL Montana, LLC and Montana OL4, LLC (collectively, the “Facility Lease Agreements”). Under the Sale Leaseback, the Interests were sold by PPL Montana, LLC to the Owner Lessors and, pursuant to the Facility Lease Agreements, simultaneously leased back from the Owner Lessors to PPL Montana, LLC. In connection with the Sale-Leaseback, each of the Owner Lessors issued lessor notes (the “Notes”), approximately $90 million principal amount of which are outstanding. Pursuant to the Lease Termination Agreements, a portion of the proceeds from the sale of the Interests will be used by the Owner Lessors to redeem the Notes, including the payment of a “make-whole” premium of approximately $12 million required to be paid for early repayment, and the Sale Leaseback will be terminated.

The sale of the Interests and the termination of the Sale Leaseback is subject to customary closing conditions, including the approval of FERC. The closing of the sale of the Interests and the termination of the Sale Leaseback will occur approximately 30 days after obtaining FERC approval, and is expected to occur by the end of the first quarter of 2014. The Lease Termination Agreements contain certain representations and warranties and covenants that are typical for this type of transaction.

The summary of the Lease Termination Agreements does not purport to be complete, and is qualified in its entirety by reference to the Lease Termination Agreements, which are filed as Exhibits 2.2, 2.3, 2.4 and 2.5 to this Current Report on Form 8-K and is incorporated into this Item 1.02 by reference.

Item 8.01. Other Events.

On September 26, 2013, the Company issued a press release announcing the sale of the Facilities and the termination of the Sale Leaseback. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

2.1* -	Purchase and Sale Agreement by and between PPL Montana, LLC and NorthWestern Corporation, dated as of September 26, 2013

2.2* -	Lease Termination Agreement by and between PPL Montana, LLC, Montana OL3 LLC and Montana OP3 LLC, dated as of September 26, 2013

2.3* -	Lease Termination Agreement by and between PPL Montana, LLC, Montana OL4 LLC and Montana OP4 LLC, dated as of September 26, 2013

2.4* -	Lease Termination Agreement by and between PPL Montana, LLC, Montana OL1 LLC and Montana OP1 LLC, dated as of September 26, 2013

2.5* -	Lease Termination Agreement by and between PPL Montana, LLC, Montana OL1 LLC and Montana OP1 LLC, dated as of September 26, 2013

99.1 -	Press Release dated September 26, 2013 announcing the sale of the Facilities and the termination of the Sale Leaseback.

*	Pursuant to the rules of the Commission, schedules and similar attachments to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Paul A. Farr
Paul A. Farr
Executive Vice President and Chief Financial Officer

PPL ENERGY SUPPLY, LLC

By:	/s/ Paul A. Farr
Paul A. Farr
Executive Vice President

Dated: September 27, 2013